NEWS RELEASE Company Contact: Tony Trunzo +1 503.498.3547 www.flir.com

FLIR Systems Announces First Quarter

2007 Financial Results

Revenue Increases 38%; Operating Income Rises 91%

Increases 2007 Financial Outlook

PORTLAND, OR—April 27, 2007 — FLIR Systems, Inc. (NASDAQ:FLIR) today announced financial results for the quarter ended March 31, 2007. Revenue was $161.4 million, up 38% compared to first quarter 2006 revenue of $117.3 million. Operating income for the quarter was $36.0 million, up 91% from $18.9 million in the first quarter of 2006. Net income for the quarter was $26.3 million, or $0.35 per diluted share, compared with net income of $12.7 million, or $0.17 per diluted share, in the first quarter a year ago.

Revenue from the Company’s Thermography division increased 19% over the first quarter of 2006, to $54.0 million, due primarily to strong demand in the InfraCAM®, P-Series® and E-Series® product lines. Revenue from the Company’s Government Systems division increased by 52% to $81.2 million, driven by strength across all served markets, including airborne, land, and maritime. Revenue from the Company’s Commercial Vision Systems division increased 42% over the first quarter of last year, to $26.2 million, reflecting growth across numerous product lines.

The backlog of firm orders for delivery within the next twelve months was approximately $280 million at March 31, 2007, an increase of $6 million during the quarter. Backlog in the Government System’s division was $216 million, down slightly from $220 million at December 31, 2006, as deliveries and orders were both strong. Backlog in the Commercial Vision System’s division was $53 million, up $11 million during the quarter due primarily to strong demand for its security and surveillance product lines. Backlog in the Thermography division was $11 million, down $1 million during the quarter. The Thermography division operates primarily on a book and ship basis, and thus carries minimal backlog relative to revenue.

Cash flow from operations for the quarter was $34 million. At March 31, 2007, cash and cash equivalents were $153 million, up $14 million from $139 million at December 31, 2006.

“Each of our three divisions had an excellent start to the year,” noted Earl Lewis, President and CEO. “New product introductions, expanding distribution channels and lower price points drove rapid volume growth in our commercial businesses, while demand in our Government Systems division remained strong. Based on the quarter’s results, and the expectations for the remainder of the year, we are increasing our guidance for the year.”

FLIR Systems Announces First Quarter 2007 Financial Results

April 27, 2007

Page Two

Updated Revenue and Earnings Outlook for 2007

Based on the financial results for the quarter, and the outlook for the remainder of the year, the Company is increasing its revenue and earnings guidance for 2007. The Company currently expects net revenue in fiscal 2007 to be in the range of $690 million to $710 million, and net earnings to be in the range of $1.58 to $1.63 per diluted share, which includes stock-based compensation expense of approximately $15.6 million, or $0.14 per diluted share. This guidance assumes a tax rate for the year of approximately 28%, and an average share count of approximately 80 million diluted shares.

Conference Call

FLIR has scheduled a conference call at 11:00 am EST today. A simultaneous WebCast will be available from the Investor Relations link at www.FLIR.com. A replay will be available after 1:00 PM EST at this same internet address. For a telephone replay, dial (800) 642-1687, reservation #4918564 after 2:00 PM EST.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company’s web site at www.FLIR.com.

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the section captioned “Updated Revenue and Earnings Outlook for 2007” above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the ability to manufacture and deliver the products in the time period required, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, the timely receipt of export licenses for international shipments, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenue	$161,363	$117,339
Cost of goods sold	71,541	56,491

Gross profit	89,822	60,848

Operating expenses:
Research and development	18,016	15,229
Selling, general and administrative	35,824	26,753

Total operating expenses	53,840	41,982

Earnings from operations	35,982	18,866
Interest expense	2,740	1,924
Other income, net	(2,409)	(701)

Earnings before income taxes	35,651	17,643

Income tax provision	9,387	4,984

Net earnings	$26,264	$12,659

Net earnings per share:
Basic	$0.40	$0.18

Diluted	$0.35	$0.17

Weighted average shares outstanding:
Basic	66,042	69,163

Diluted	78,034	81,311

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)(Unaudited)

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$153,463	$138,623
Accounts receivable, net	153,727	167,502
Inventories, net	149,561	135,928
Prepaid expenses and other current assets	29,798	29,155
Deferred income taxes, net	15,641	15,262

Total current assets	502,190	486,470

Property and equipment, net	95,790	92,156
Deferred income taxes, net	1,136	3,687
Income taxes receivable	2,030	—
Goodwill	159,486	159,802
Intangible assets, net	39,032	40,917
Other assets	14,967	15,116

	$814,631	$798,148

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable	$28,500	$45,500
Accounts payable	45,164	40,608
Deferred revenue	15,709	13,709
Accrued payroll and related liabilities	26,331	25,831
Accrued product warranties	5,262	5,174
Advance payments from customers	9,481	10,064
Other current liabilities	13,208	12,149
Accrued income taxes	1,685	17,331
Current portion of long-term debt	7	7

Total current liabilities	145,347	170,373

Long-term debt	207,241	207,024
Deferred tax liability, net	4,867	2,392
Accrued income taxes	5,872	—
Pension and other long-term liabilities	19,868	19,607

Commitments and contingencies

Shareholders’ equity	431,436	398,752

	$814,631	$798,148